Exhibit 10.39

AMENDED AND RESTATED

ETRX LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) is stipulated by and between (1) Hogg Robinson plc, whose registered office is Abbey House, 282 Farnborough Road, Farnborough, Hampshire, GUI 4 7NJ, UK (hereinafter “Lender”); and (2) e-TRX Limited, Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH, UK (hereinafter “Borrower”) as of the 1st day of January, 2004 (the “Effective Date”).

WHEREAS:

A. Lender has loaned Borrower funds pursuant both to a Loan Note and mutual agreement (as recorded in the Borrower’s board minutes) with the effect that Borrower owes Lender as of the Effective Date One Million Four Hundred and Sixty Two Thousand and Five Hundred British Pounds plus accrued interest under the Loan Note up to the Effective Date (the “Accrued Interest”) (£1,462,500 plus Accrued Interest) (the “Original Loan Agreement”).

B. For the purposes of this Agreement, the sum outstanding under the Original Loan Agreement (being £1,462,500 plus Accrued Interest) shall be referred to as the “Principal Amount”)

C. On the Effective Date, WTT UK Limited (“WTT”), a wholly-owned subsidiary of TRX, Inc. (“TRX”) has purchased the ETRX Shares pursuant to and as defined in a Purchase and Termination Agreement by and between Lender, Borrower, WTT, TRX and other parties and Borrower and Lender have agreed to amend the Original Loan Agreement, and TRX has agreed unconditionally to guarantee the Borrower’s obligations under this Amended and Restated Loan Agreement, such transactions to be consummated on the Effective Date.

D. This Agreement amends and restates the Original Loan Agreement in its entirety and sets out the terms of TRX’s unconditional guarantee.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant and Disbursement of Loan. Upon and subject to the terms and conditions hereof Lender agrees to grant Borrower a loan in the Principal Amount (ie One Million Four Hundred and Sixty Two Thousand and Five Hundred British Pounds plus Accrued Interest (£1,462,500 plus Accrued Interest) (such amount or any part thereof at any time outstanding hereinafter the “Loan”)).

2. Interest. The Loan shall bear interest on the Principal Amount outstanding at any given time at one percent above the bank base rate of Barclays Bank plc from time to time per annum. Interest shall be computed on the Loan on a daily basis and based on actual days elapsed and a year of 365 (three hundred and sixty-five) days and shall be payable semiannually to include the repayment dates set forth in Section 3 below.

3. Repayment. The Loan and interest shall be payable by Borrower to Lender as follows (taking into account any prepayment(s) made pursuant to Section 4):

(a) one third (1/3) of the Principal Amount then outstanding on the first anniversary of the Effective Date;

(b) one half (1/2) of the Principal Amount then outstanding on the second anniversary of the Effective Date;

(c) the remainder of the Principal Amount then outstanding on the third anniversary of the Effective Date; and

(d) all accrued and unpaid interest (after deduction of tax, if any) will be paid semi-annually by Borrower to Lender, with the first installment of interest due on July 1, 2004 and each subsequent interest payment due on the six month anniversary of such date (unless such date is not a business day in which case the payment is due on the next succeeding business day) until the Principal Amount is paid in full. Any amounts payable under this Section 3(d) are subject to any deductions or withholdings for or on account of any tax, as may be required by law.

4. Prepayments. Subject to Section 5 below, Borrower shall be entitled upon reasonable (and, in any event, not less than 3 working days’) advance notice to Lender to prepay the whole or part of the Loan together with accrued but unpaid interest on the amount prepaid. Any amount so prepaid may not be re-borrowed hereunder.

5. Method of Payment. All sums payable by Borrower hereunder, whether of principal or interest or otherwise, shall be paid in full, clear of and, except as set forth in Section 3(d), without any deduction for, or on account of any present or future income or other taxes, levies, imposts, duties or other charges whatsoever. Subject to the foregoing, Borrower hereby agrees to indemnify Lender against any tax, levy, impost, duty or other charges (other than on Lender’s overall net income) which may be assessed against Lender or claimed or demanded from Lender in respect of the Loan and/or its repayment and against any costs, charges, expenses or liability arising out of or in respect of such assessment, claim or demand. Any payments are to be made in immediately available funds in British Pounds by wire transfer to such account as Lender shall designate to Borrower in writing.

6. Covenants. Borrower covenants so long as any sum remains payable under this Agreement that it will:

(a) promptly advise Lender in writing upon becoming aware of

(i) any Event of Default (as defined in Section 7 below), any event or circumstance which with the passage of time will reasonably become an Event of Default or an event which is reasonably likely to become an Event of Default; and

(ii) any material adverse factor which has arisen or is substantially likely to arise which is reasonably likely to inhibit the Borrower in the performance of any of its obligations under this Agreement; and

(b) maintain its corporate existence and qualification to transact business at all times and continue to be duly organized under the laws where it is incorporated; and

(c) comply at all times with all requirements of law applicable to it, its business or any of its assets.

7. Default. If at any time and for any reason, whether within or beyond the control of Borrower, any of the following events occurs (each an “Event of Default”):

(a) Borrower commits or permits any breach of any of the provisions of this Agreement, including (but not limited to) in the event Borrower fails to pay Lender any principal, interest or other sum stipulated herein when the same shall become due and payable, and such breach is not cured within five (5) days (in case of a payment default) or ten (10) days (in case of any other breach, if capable of being remedied);

(b) Borrower is declared bankrupt or suspends its payments to creditors (other than in relation to a bona fide dispute with them) or enters into a composition agreement or equivalent;

(c) any material assets of Borrower are attached by a creditor;

(d) Borrower goes into liquidation or is dissolved or equivalent;

(e) Borrower ceases, or threatens to cease to carry on business;

(f) Borrower ceases to pay its debts other than for a valid business reason or becomes unable to pay its debts;

(g) an event of default occurs under any document relating to any other financial indebtedness of Borrower under which there is an aggregate amount outstanding in excess of US$ 500,000; or

(h) any other financial indebtedness of Borrower with an aggregate amount outstanding in excess of US$ 500,000 becomes prematurely due and payable or is placed on demand as a result of an event of default under any document relating to any other material financial indebtedness of Borrower;

then, at any time (whether or not any such event is continuing) Lender may by written notice to Borrower with a copy to TRX, declare the Loan and all other sums outstanding or payable under this Agreement to be immediately due and payable, whereupon the same shall immediately become due and payable by Borrower and no amounts shall subsequently be available for borrowing hereunder.

8. Set-off. In the event that any payments of interest or principal become due and payable to Lender at a time when there is a bona fide claim (i.e. a disputed or overdue payment as opposed to a sum owing in the normal course) against Lender by the Borrower, the Borrower shall be entitled to pay any such interest or principal due into a joint interest-bearing deposit account in the joint names of Lender’s solicitors and the Borrower’s solicitors (the “Escrow Account”) pending resolution of such claim in accordance with the applicable dispute resolution procedure (if any). Upon resolution of such claim the Borrower shall be entitled to payment from the Escrow Account of an amount which does not exceed the amount due to it from the Lender in relation to the resolved claim, with the balance standing to the credit of the Escrow Account being payable to the Lender. Interest accrued in the Escrow Account shall follow capital. This Section is without prejudice to the Lender’s right to accrue and receive interest on the outstanding principal of the Loan.

9. Acceleration. Lender may by written notice to Borrower with a copy to TRX, declare the Loan and all other sums outstanding or payable under this Agreement to be immediately due and payable, whereupon the same shall immediately become due and payable by Borrower and no amounts shall subsequently be available for borrowing hereunder, in the following circumstances:

(a) immediately prior to an initial public offering in any jurisdiction of any of the common stock of TRX, Inc. and/or WTT and/or Borrower; or

(b) BCD Technology S.A. or another company owned or controlled by BCD Technology S.A. cease to hold the majority of the voting rights in TRX; or

(c) TRX directly or indirectly through one or more subsidiaries or affiliates, ceases to hold the majority of the voting rights in the Borrower.

10. Benefit of Agreement and Variation. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns. However, save for security granted to lenders of the Lender, the parties hereto shall not be entitled to assign or otherwise transfer their respective rights, benefits or obligations under this Agreement without the prior written consent of the other party (which will not be unreasonably withheld or delayed); provided, however, that Borrower may (without prejudice to TRX’s unconditional guarantee of the Loan) assign this Agreement to TRX or one of its subsidiaries. No variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

11. Notices. Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in this clause and may be:

(a) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(b) sent to the relevant address by prepaid registered mail with advance telefax, in which case it shall be deemed to have been given 2 business days after the date of posting (business days meaning any day on which commercial banks in London are fully open for business).

The addresses and other details of the parties referred to in this clause are, subject to notification of change, as below:

Name:	Hogg Robinson plc

For the attention of:	The Company Secretary

Address:	Global House Victoria Street Basingstoke Hampshire RG21 3BT

Fax number:	01256 325229

Name:	e-TRX Limited

For the attention of:	The Managing Director

Address:	Sutherland House, Russell Way, Crawley West Sussex, RH10 1UH UK

Fax number:	01293 608556

with a copy to:	TRX, Inc.

For the attention of:	President (with a further copy to Ralph Manaker – General Counsel and Executive VP)

Address:	6 West Druid Hills Drive Atlanta, Georgia 30329 U.S.A.

Fax number:	001404 814 2967

Either party may change its address for the purpose of this clause by giving the other party written notice of its new address in the manner set forth above.

12. Applicable Law and Place of Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the English courts.

13. Counterparts. This Agreement shall be executed in any number of counterparts that shall together constitute one Agreement. Any party may enter into this Agreement only by signing any such counterpart.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

Hogg Robinson plc	e-TRX Limited

/s/ Hogg Robinson plc	/s/ Ralph Manaker

In consideration of the Lender entering into the above Amended and Restated Loan Agreement, TRX, Inc. hereby irrevocably and unconditionally guarantees and agrees to pay, perform and discharge, when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise, all liabilities, obligations and indebtedness of Borrower, arising under or pursuant to the above Loan Agreement.

For the avoidance of doubt, this guarantee shall apply irrespective of whether or not the Borrower may have assigned this Loan Agreement to TRX, Inc. or one of its subsidiaries as provided for in Section 10 above.

TRX, Inc.

By:	/s/ Ralph Manaker

Name:	Ralph Manaker
Its:	Executive Vice President and General Counsel